SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549

                                 FORM S-8

                       REGISTRATION STATEMENT UNDER
                        THE SECURITIES ACT OF 1933

                           Sanguine Corporation
                           --------------------
          (Exact Name of Registrant as Specified in its Charter)

            Nevada                         95-4347608
            ------                         ----------
  (State or Other Jurisdiction         (IRS Employer ID No.)
  of incorporation or organization)

                        101 East Green Street, #11
                        Pasadena, California  91105
                       --------------------------
               (Address of Principal Executive Offices)

                           (626) 405-0079
                           --------------
           (Issuer's Telephone Number, including Area Code)

               Financial Consulting Services Agreement
               ---------------------------------------
                      (Full Title of the Plan)

                            Thomas C. Drees
                        101 East Green Street, #11
                        Pasadena, California  91105
                        --------------------------
                (Name and Address of Agent for Service)

                            (626) 405-0079
                            --------------
      (Telephone Number, Including Area Code, of Agent for Service)

IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, OTHER THAN SECURITIES OFFERED ONLY IN CONNECTION WITH DIVIDEND OR
INTEREST REINVESTMENT PLANS, CHECK THE FOLLOWING BOX:    [ ]

                      CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------
Title of Each                     Proposed     Proposed
Class of                          Maximum      Maximum           Amount of
Securities to    Amount to        Price per    Aggregate         Registration
be Registered    be Registered    Unit/Share   Offering Price    Fee (1)
-----------------------------------------------------------------------------
$0.001 par
value common
voting stock       825,000        $.13          $107,250         $25.63
-----------------------------------------------------------------------------
     (1) Calculated according to Rule 230.457(h) of the Securities and Exchange Commission, based upon the exercise price of the options covering the underlying common stock to be issued under the Plan.

                                     PART I
Item 1.  Plan Information.
--------------------------

     (a) General Plan Information.
     -----------------------------

          (1) The name of the Plan is the "Financial Consulting Services Agreement"; and the name of the Registrant of the securities under the Plan is "Sanguine Corporation," a Nevada corporation (the "Registrant").

          (2) The purpose of the Plan is to engage the skills, abilities, knowledge and background of the persons whose employment has been engaged pursuant to the Plan (the "Consultants") on behalf of the Registrant to facilitate the Registrant's long range plans and prospects.

          The Plan covers various services, including advice and counsel with respect to business plans; strategy and negotiations with potential business partners; corporate planning and other general business matters;
investigations of potential financial transactions or business acquisitions; and in some cases, document preparation.

          The Plan was executed on November 5, 2001, and will terminate on November 4, 2002. There are no provisions for modification or early termination that affect the Plan participants.

          A copy of the Financial Consulting Services Agreement (the "Plan") is attached hereto and incorporated herein by reference. See Item 8, Exhibit 99.1.

          (3) The Plan is not subject to the Employment Retirement Security Act of 1974.

          (4) Additional information respecting the Plan can be obtained from Thomas C. Drees, Ph.D., President, 101 East Green Street, #11, Pasadena, California 91105, telephone, 626-405-0079. Because of the nature of the Plan, which is essentially an engagement of the Consultants by the Registrant to perform services in exchange for the issuance of securities of the Registrant as payment of the services rendered, there is no requirement for an administrator of the Plan.

     (b)  Securities to be Offered.
     ------------------------------

          825,000 shares of $0.001 par value common stock.

     (f)  Tax Effects of Plan Participation.
     ---------------------------------------

          The Consultants will recognize income on the value of the securities received for the services rendered; and conversely, the Registrant will recognize an expense for the value of the securities paid for the services.

Item 2.  Registrant Information and Employee Plan Annual Information.
---------------------------------------------------------------------

     Available Information.
     ----------------------

          Copies of the Plan, 10-KSB Annual Report of the Registrant for the year ended December 31, 2000, all 10-QSB Quarterly Reports and any Current Reports filed with the Securities and Exchange Commission (the "Commission") during the past twelve months and a copy of this S-8 Registration Statement have been provided to the Plan participants.

          The Registrant also undertakes to furnish, without charge, to such participants or person purchasing any of the securities registered hereby, copies of all of such documentation. Requests should be directed to Thomas C. Drees, Ph.D., President, at the address and telephone appearing on the cover page of this Registration Statement.

          Additional information regarding the Registrant may be reviewed at the Commission's web site www.sec.gov in the Edgar Archives.

                               PART II

            Information Required in the Registration Statement
            --------------------------------------------------

Item 3.  Incorporation of Documents by Reference.
-------------------------------------------------

          The following documents are incorporated by reference into this Registration Statement and made a part hereof, to wit:

          (a) The Registrant's 10-KSB Annual Report for the calendar year ended December 31, 2000, filed with the Commission on or about April 2, 2001;

          (b) All other reports filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") for the past twelve months;

          (c)  Not applicable.

          All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and made a part hereof from the date of the filing of such documents.

Item 4.  Description of Securities.
-----------------------------------

          The Registrant is authorized to issue one class of securities, that being comprised of $0.001 par value common voting stock.

          The holders of the $0.001 par value common stock of the Registrant have traditional rights as to voting, dividends and liquidation. All shares of common stock are entitled to one vote on all matters; there are no pre-emptive rights and cumulative voting is not allowed. The common stock is not subject to redemption and carries no subscription or conversion rights.
In the event of liquidation of the Registrant, the holders of common stock are entitled to share equally in corporate assets after satisfaction of all liabilities.

Item 5.  Interest of Named Experts and Counsel.
-----------------------------------------------

          Leonard W. Burningham, Esq., who has prepared this Registration Statement and the attached opinion regarding the authorization, issuance and fully-paid and non-assessable status of the securities covered by this Registration Statement is a stockholder of the Registrant, and but is not deemed to be an affiliate of the Registrant or a person associated with an affiliate of the Registrant; and he has no interest in the Plan or any of the securities be registered hereby. See Item 9, Exhibit 5.

Item 6.  Indemnification of Directors and Executive Officers.
-------------------------------------------------------------

          Under the Nevada Revised Statutes, a corporation has the power to indemnify any person who is made a party to any civil, criminal, administrative or investigative proceeding, other than an action by or in the right of the corporation, by reason of the fact that such person was a director, officer, employee or agent of the corporation, against expenses, including reasonable attorneys' fees, judgments, fines and amounts paid in settlement of any such actions; provided, however, in any criminal proceeding, the indemnified person shall have had no reason to believe the conduct committed was unlawful. For information respecting the Commission's opinion on indemnification against liabilities under the Securities Act or the Exchange Act, see Item 9, subparagraph (h).

Item 7.  Exemption from Registration Claimed.
---------------------------------------------

     None; not applicable.

Item 8.  Exhibits.
------------------

Exhibit
Number
------

  5       Legal Counsel's Opinion

 23.1     Consent of Leonard W. Burningham, Esq.

 23.2     Consent of Tanner + Company
          Certified Public Accountants

 99.1     Lawyer's Participants' Letter

 99.2     Financial Consulting Services Agreement

 99.3     Response to Participant Letter of Richard Walker

 99.4     Response to Participant Letter of Bradley Wilhite

 99.5     Response to Participant Letter of Mark Bergendahl

Item 9.  Undertakings.
----------------------

          The undersigned Registrant hereby undertakes:

          (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

                     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                    (iii) To include any additional or changed material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, only to the extent required by the general rules and regulations of the Commission.

               (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) That for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
               Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (h) Insofar as indemnification for liabilities arising under the 1933 Act, as amended, may be permitted to directors, executive officers and controlling persons of the Registrant as outlined above or otherwise, the Registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, executive officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, executive officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                               SIGNATURES

          Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the date or dates appearing opposite the respective signatures hereto.

                              REGISTRANT:

Date: 12/12/01                /s/Thomas C. Drees
                              Thomas C. Drees, Ph.D.
                              President and
                              Director


          Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons (who constitute all of the members of the Board of Directors of the Registrant) in the capacities and on the date indicated.


Date: 12/12/01                /s/Thomas C. Drees
                              Thomas C. Drees, Ph.D.
                              President and
                              Director

Date: 12/12/01                /s/Anthony G. Hargreaves
                              Anthony G. Hargreaves
                              Secretary/Treasurer and
                              Director

Date: 12/17/01                /s/David E. Nelson
                              David E. Nelson
                              CFO and Director


Date: 12/14/01                /s/Edward L. Kunkel
                              Edward L. Kunkel
                              Director

           Securities and Exchange Commission File No.0-24480

                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549

                                 EXHIBITS

                                    TO

                                 FORM S-8
                       REGISTRATION STATEMENT UNDER
                        THE SECURITIES ACT OF 1933

                           SANGUINE CORPORATION

                               EXHIBIT INDEX


Exhibit
Number
-------

  5       Opinion regarding Legality

 23.1     Consent of Leonard W. Burningham, Esq.

 23.2     Consent of Tanner + Company
          Certified Public Accountants

 99.1     Lawyer's Participants' Letter

 99.2     Financial Consulting Services Agreement

 99.3     Response to Participant Letter of Richard Walker

 99.4     Response to Participant Letter of Bradley Wilhite

 99.5     Response to Participant Letter of Mark Bergendahl